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                                                                      Exhibit 99



For Immediate Release           For Further Information Contact:
Monday, April 17, 2000          Robert E. Phaneuf
                                Vice President - Corporate Development
                                (918) 592-0101


                  VINTAGE PETROLEUM ANNOUNCES UPDATE OF YEMEN
                 EXPLORATION AND RESULTS IN FIRST OF THREE DEEP
                        EXPLORATION PROSPECTS IN BOLIVIA

     Tulsa, Oklahoma - Vintage Petroleum, Inc. today announced that the first of three exploration wells on the S-1 Damis Block in the Republic of Yemen has been drilled and cased through the targeted Alif zone. The An Naeem #1 well was drilled to a total depth of 5,288 feet (1,612 meters) to evaluate a possible extension of the Halewah field on the adjacent concession, which currently produces 25,000 barrels of oil per day from the Alif zone. The An Naeem well encountered what is interpreted on open hole logs to be approximately 100 feet (30.5 meters) of potential net pay in the Alif zone. Initial testing of the formation is underway to determine the existence of oil in commercial quantities with results anticipated in a few weeks.

     Subsequent to testing the An Naeem #1, the drilling rig will be moved to the second prospect, the Harmel #1, to test a separate Alif prospect which, like the An Naeem, was identified through the interpretation of recently acquired 3-D seismic. The location of the Harmel well is approximately five miles southwest of the An Naeem well. Depending upon the results of the An Naeem and Harmel wells, the third well of the initial program will be drilled either on the Fordus prospect or on a prospect that is an offset to the An Nageyah well drilled by Shell in the early 1990's which showed apparent pay in the sub-salt Lam formation.
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     Although there is substantial oil production in the region, the risks associated with exploration in the area include finding a predominantly gas reservoir for which there is no current commercial market and finding an oil accumulation but in non-commercial amounts. Vintage is operator of the project and has a 75 percent interest in the S-1 Damis Block.

Bolivia Exploration

     Vintage also announces the results of its NJL X-105 well drilled in the company's Naranjillos concession in the province of Santa Cruz, Bolivia. The NJL X-105 well was drilled through the lower Iquiri, a formation known to be productive in other concession wells, to a total depth of 16,070 feet (4,900 meters) into the Huamampampa formation. Drilling encountered approximately 131 feet (40 meters) of net sand in the Huamampampa formation, however, subsequent testing indicates that there is insufficient natural fracturing in the Huamampampa formation at the X-105 location to sustain commercial production. The company anticipates completing the well in the lower Iquiri at a later date, coincident with an increased demand for natural gas. The portion of total well costs attributable to unproductive exploration will result in an exploration expense in the first quarter 2000 of approximately $1.7 million.

     Activity is underway to move the rig to the location of the NJL X-111 well, to test a down-dip Iquiri prospect as well as the deeper Devonian Santa Rosa formation at a projected target depth of approximately 20,000 feet (6,100 meters). This well is expected to spud in early May, with target depth estimated to be reached in the fourth quarter of this year. A second drilling rig has been contracted to drill and test the NJL X-118 well, a separate
Huamampampa and Santa Rosa prospect.   The X-118 well is anticipated to commence
drilling late in the second quarter with target depth expected before year-end 2000.
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     The drilling of the X-105, X-111 and X-118 wells will complete the work unit commitment that the company entered into as the primary consideration for the acquisition of the Naranjillos concession in 1997. At year-end 1999, Vintage had 563 billion cubic feet equivalent of proved reserves in Bolivia. Most of the growth in the company's Bolivian reserves is attributable to the more than three-fold increase in reserve volumes resulting from successful exploration and exploitation activity since the Naranjillos concession was awarded in 1997.

Forward-Looking Statements

     This release includes certain statements that may be deemed to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this release, other than statements of historical facts that address future production, exploration drilling, exploitation activities and events or developments that the company expects are forward-looking statements. Although Vintage believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance and actual results or developments may differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially from those in forward-looking statements include oil and gas prices, exploitation and exploration successes, continued availability of capital and financing, and general economic, market or business conditions.

     Vintage Petroleum, Inc. is an independent energy company engaged in the acquisition, exploitation, exploration and development of oil and gas properties and the marketing of natural gas and crude oil. Company headquarters are in Tulsa, Oklahoma, and its common shares are traded on the New York Stock Exchange under the symbol VPI.